Hemispherx Announces Pricing of $2.57 Million Registered Direct Offering at a Premium to Market

ORLANDO, Fla., April 20, 2018 (GLOBE NEWSWIRE) — Hemispherx Biopharma, Inc.(NYSE American: HEB) (“Hemispherx” or the “Company”), a research and development and emerging commercial growth company focused on unmet medical needs in immunology, with a special emphasis in immune-oncology, announced today it has entered into a securities purchase agreement with certain accredited institutional investors to purchase approximately $2.57 million of its common stock in a registered direct offering and concurrent private placement at a premium to market.

Under the terms of the purchase agreement, Hemispherx has agreed to sell approximately 6,600,000 shares of its common stock. In a concurrent private placement, Hemispherx has agreed to issue Class A common stock purchase warrants to purchase up to an aggregate of 3,300,000 shares of common stock and Class B common stock purchase warrants to purchase up to an aggregate of 3,300,000 shares of common stock. All warrants will be exercisable six months following the date of issuance and have an exercise price of $0.39 per share. The Class A warrants will expire on the 2-year anniversary of the initial issuance date and the Class B warrants will expire on the 5-year anniversary of the initial issuance date. The combined purchase price for one share of common stock and each warrant will be priced above market at $0.39.

The gross proceeds to Hemispherx from the registered direct offering and concurrent private placement are estimated to be approximately $2.57 million before deducting the placement agents’ fees and other estimated offering expenses. The registered direct offering and concurrent private placement is expected to close on or about April 24, 2018, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as sole placement agent for the offering.

The common stock being sold pursuant to the registered direct offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-205228), previously filed with the Securities and Exchange Commission (the “SEC”) on June 25, 2015 and declared effective on August 4, 2015. Such securities are being offered only by means of a prospectus. A prospectus supplement and the accompanying prospectus relating to and describing the terms of the registered direct offering will be filed with the SEC. The warrants, along with the underlying common stock have not been registered under the Securities Act of 1933, as amended. When available, copies of the prospectus supplement and the accompanying prospectus relating to the registered direct offering may be obtained at the SEC’s website www.sec.gov or by contacting Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at 212-895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is an advanced specialty pharmaceutical company engaged in the clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx’s flagship products include the FDA approved drug Alferon N Injection® and the Argentina approved drug rintatolimod (tradenames Ampligen® or Rintamod®). Rintatolimod is a RNA nucleic acid being developed for globally important debilitating diseases and disorders of the immune system, including Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (ME/CFS). Hemispherx’s platform technology includes components for potential treatment of various severely debilitating and life threatening diseases. Because rintatolimod has not been designated safe and effective by the FDA for general use, it is legally available in the United States only through clinical trials, however, Ampligen has been approved in Argentina for ME/CFS and the company is working toward legal access in other countries where early access programs exist for serious diseases such as ME/CFS where there are unmet medical needs. Ampligen is the only therapy approved anywhere in the world for ME/CFS. Also, an Ampligen EAP approval has been obtained for therapeutic use in the Netherlands for pancreatic cancer.

Cautionary Note Regarding Forward-Looking Statements

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.hemispherx.net. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

Contact:

Hemispherx Biopharma, Inc.
Phone Number: 800-778-4042
Email: IR@hemispherx.net